CHANG LEE LLP
Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 25, 2010, with respect to the balance sheets of Enertopia Corp. as at August 31, 2010 and 2009 and the related statements of stockholders' equity, operations and cash flows for the years then ended and for the period from November 24, 2004 (inception) to August 31, 2010, included in the Annual Report on Form 10-K of Enertopia Corp. for the year ended August 31, 2011.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia, Canada
February 6, 2012	Chartered Accountants